EXHIBIT 99 (a)(20)

Form of Establishment and Designation of Two Classes of Shares
of Beneficial Interest, Par Value $0.0001 Per Share,
of PIMCO Funds: Pacific Investment Management Series
(formerly Pacific Investment Management Institutional Trust)

RESOLVED, pursuant to Sections 5.11 and 5.13 of the Amended and Restated Declaration of Trust of PIMCO Funds (formerly the Pacific Investment Management Institutional Trust) (the “Trust”) dated March 31, 2000, as amended (the “Declaration”), that the following series of shares of beneficial interest of the Trust shall be divided into two additional classes, designated Class R and Advisor Class; and

FURTHER RESOLVED, that the series of Shares of the Trust previously established and designated as follows:

Money Market Fund
Liquid Assets Fund
Short-Term Fund
Low Duration Fund
Low Duration Fund II
Low Duration Fund III
GNMA Fund
Moderate Duration Fund
Real Return Fund
Real Return Fund II
Real Return Asset Fund
CommodityRealReturn Strategy Fund
Total Return Fund
Total Return Fund II
Total Return Fund III
Total Return Mortgage Fund
Commercial Mortgage Securities Fund
Investment Grade Corporate Bond Fund
High Yield Fund
Long-Term U.S. Government Fund
Long Duration Fund
Global Bond Fund
Global Bond Fund II
Foreign Bond Fund
Emerging Markets Bond Fund
Short Duration Municipal Income Fund
Municipal Bond Fund
California Intermediate Municipal Bond Fund
California Municipal Bond Fund
New York Municipal Bond Fund
Strategic Balanced Fund
All Asset Fund

Convertible Fund
European Convertible Fund
StocksPLUS Fund
StocksPLUS Total Return Fund
StocksPLUS Short Strategy Fund

(the “Funds”) shall have the following special and relative rights:

1.    Each Fund shall issue its shares of beneficial interest with respect to ten separate classes: Class A, Class B, Class C, Class D, Class J, Class K, Class R, Institutional Class, Administrative Class and Advisor Class.

2.    Each Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust’s then currently effective prospectuses and registration statement under the Securities Act of 1933, as amended. Each share of beneficial interest of a Fund (“Share”) shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters on which Shares of the Fund shall be entitled to vote, shall represent a pro rata beneficial interest in the assets allocated to the Fund, and shall be entitled to receive its pro rata share of net assets of the Fund upon liquidation of the Fund, all as provided in the Declaration.

3.    Shareholders of a Fund shall vote separately as a class on any matter, except, consistent with the Investment Company Act of 1940, as amended (the “Act”), and the rules and the Trust’s registration statement thereunder, with respect to (i) the election of Trustees, (ii) any amendment of the Declaration, unless the amendment affects fewer than all classes of Shares, in which case only shareholders of the affected classes shall vote, and (iii) ratification of the selection of auditors, and except when the Trustees have determined that the matter affects only the interests of shareholders of a particular class of Shares, in which case only the shareholders of such class shall be entitled to vote thereon. In each case of separate voting, the Trustees shall determine whether, for the matter to be effectively acted upon within the meaning of Rule 18f-2 under the Act (or any successor rule) as to a Fund or class, the applicable percentage (as specified in the Declaration, or the Act and the rules thereunder) of the shares of that Fund or class alone must be voted in favor of the matter, or whether the favorable vote of such applicable percentage of the shares of each Fund or class entitled to vote on the matter is required.

4.    (a)    The assets and liabilities of the Trust shall be allocated among the Funds as set forth in Section 5.11 of the Declaration, except that only preexisting Funds shall bear their allocable portion of the remaining unamortized costs incurred and payable in connection with their organization and registration; costs of establishing subsequent series and of the registration and public offering of their Shares shall be amortized for such series over the period beginning on the date such costs become payable and ending sixty months thereafter, or such earlier date as is required by applicable law, rule or accounting standard or principle.

       (b)    Liabilities, expenses, costs, charges or reserves relating to the distribution of, and other identified expenses that should properly be allocated to, the Shares of a particular class may be charged to and borne solely by such class and the bearing of expenses solely by a class of Shares may be appropriately reflected and cause differences in the net asset value attributable to and the dividend, redemption and liquidation rights of, the Shares of different classes.

        (c)    Each allocation of liabilities, expenses, costs, charges and reserves by the Trustees shall be conclusive and binding upon the Shareholders of all classes for all purposes.

5.    Shares of each class of each Fund may vary between themselves as to rights of redemption and conversion rights, as may be approved by the Trustees and set out in each Fund’s then-current prospectus.

6.    The Trustees shall have the right at any time, and from time to time, to reallocate assets and expenses or to change the designation of any Fund or class thereof hitherto or hereafter created, or to otherwise change the special and relative rights of such Fund or class, provided that such change shall not adversely affect the rights of the Shareholders of such Fund or class.

IN WITNESS WHEREOF, the undersigned, being at least a majority of the Trustees of the Trust, have executed this instrument the 19th day of November, 2002.

Brent R. Harris

R. Wesley Burns

Guilford C. Babcock

E. Phillip Cannon

Vern O. Curtis

J. Michael Hagan

Thomas P. Kemp

William J. Popejoy

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